Exhibit 10.1

IceCure Medical Ltd.

DD.MM.YYYY

To Mr.

To Whom It May Concern:

Letter of Exemption and Indemnity

Whereas	In accordance with its articles of association, the Company may exempt in advance an officer therein from liability, in whole or in part, due to damage following a breach of a duty of care towards it, and may indemnify it in advance and/or retroactively, subject to any law, due to a liability or expense as set forth in the articles of association, imposed thereon or incurred following an action performed by virtue of being an officer of the Company; and

Whereas	On December 29, 2010, and October 30, 2011, the Company’s board of directors resolved, after obtaining the approval of the Company’s audit committee, to approve the Company’s undertaking to exempt and indemnify officers of the Company in accordance with the Companies Law, 5759-1999, the articles of association of the Company and the indemnification terms set forth in this Letter of Exemption and Indemnity; and

Whereas	On January 10, 2011, and January 29, 2012, the general meeting of the Company also approved the aforesaid resolution of the board of directors regarding the directors of the Company,

Whereas	On MMM.DD.YYYY you were appointed as an officer of the company (hereinafter: “the date of commencement of the appointment”), and therefore the above letter of exemption and indemnification is valid from the date of the commencement of the appointment;

We hereby notify you as follows:

First Chapter: Interpretation

1.	Definitions

In this Letter of Exemption and Indemnity, each of the following terms will have the meanings appearing beside them, unless explicitly stated otherwise.

“Means of Control”	-	As defined in the Companies Law;

“Financial Liability in Lieu of a Criminal Proceeding”	-	Financial liability imposed under law in lieu of a criminal proceeding, including an administrative fine under the Administrative Offenses Law, 5746-1985, a fine of an offense determined to be an infraction under the provisions of the Criminal Procedure Law, a financial sanction or a penalty;

The “Companies Law”	-	The Companies Law, 5759-1999;

The “Securities Law”	-	The Securities Law, 5728-1968;

The “Criminal Procedure Law”	-	The Criminal Procedure Law [Combined Version], 5742-1982;

“Distribution”	-	As defined in the Companies Law;

“This Letter”	-	This Letter of Exemption and Indemnity, including the addendum thereto, constituting an integral part hereof;

“Conclusion of Proceedings Without Filing an Indictment in a Manner in which a Criminal Investigation was Initiated”	-	Closing the case under Section 62 of the Criminal Procedure Law or a stay of proceedings by the Attorney General under Section 231 of the Criminal Procedure Law;

“Act” or “Act in the Capacity of Officer”	-	A legal act, whether by action or omission, of an officer by virtue of the position as officer of the Company including an action as stated that occurred before this Letter of Exemption and Indemnity came into force;

“Third Party”	-	A person who is not the Company and/or a shareholder of the Company and/or a person on their behalf.

“Related Corporation”	-	A corporation in which the Company directly or indirectly holds means of control.

2.	Interpretation

2.1.	The introduction to this Letter of Exemption and Indemnity constitutes an integral part hereof.

2.2.	The titles of this Letter of Exemption and Indemnity are provided for convenience only and will not be used for the purposes of its interpretation.

2.3.	Words and terms defined in the singular form will also include the plural, and vice versa, and words in the masculine form will include the feminine and vice versa.

2.4.	Insofar as not defined explicitly in this Letter, the terms in this Letter will be interpreted in accordance with the Companies Law, and in the absence of a definition in the Companies Law, in accordance with the Securities Law.

2.5.	The Company’s undertakings under this Document will be interpreted broadly and in a manner intended for their fulfillment, to the fullest extent permitted by law, for the purpose for which they are intended.

2.6.	In the case of a conflict between any provision of this Document and the provisions of the law that cannot be conditioned upon, changed or added to, the provisions of the aforesaid law will prevail; however, the same will not nullify or impair the validity of the other sections included in this Letter. In addition, in the event that it is determined that a provision of this Document is not enforceable and/or lacks legal validity for any reason, the same will not derogate or detract from the validity of the other provisions of this Document.

Second Chapter: Exemption

3.	Exemption in Advance

Subject to the provisions of any law, the Company hereby exempts you in advance from any liability for damage that will be caused thereto, directly and/or indirectly, following a violation of your duty of care towards it in your actions by virtue of your position as officer that is directly or indirectly related to one or more of the events set forth in the addendum to this Letter (the “Addendum”).

It is noted that the exemption as stated will not apply to a decision or transaction in which the controlling shareholder or any officer of the Company (also an officer other than the one for which the Letter of Exemption was granted) has a personal interest.

Without detracting from the generality of the above, it is hereby clarified that as long as this is not permitted under law, the Company does not exempt you in advance from your liability towards it following a breach of the duty of care in a distribution, if applicable to you, if at all.

4.	Independence of exemption in advance from indemnification

The Company’s undertaking to exempt you in advance (as set forth in Section 3 above) will not detract from the Company’s liability to indemnify you in accordance with this document.

5.	De Facto Exemption

If permitted under any law, the Company will exempt you from any liability for damage that will be caused thereto, directly and/or indirectly, following a violation of your duty of care towards it in your actions by virtue of your position as officer before the entry into force of this Letter of Exemption and Indemnity, provided that your actions as stated are directly or indirectly related to one or more of the events set forth in the addendum.

Third Chapter: Indemnification

6.	Indemnification in advance - general

6.1.	Subject to the provisions of any law, the Company hereby undertakes to indemnify you in advance due to a liability or expense as set forth in Section 7 below, applied to you or incurred by you following actions that you performed by virtue of your position as officer of the Company, insofar as the liability or expense is not actually paid under an insurance policy or under indemnification on behalf of a third party, provided that the Maximum Indemnification Amount does not exceed the amount set forth in Section below.

6.2.	Subject to the contents of this Section 8.3 below, it is hereby clarified that the Company’s undertaking to indemnify you in advance as stated in Section 6.1 of this Letter above will not derogate from your right to receive, directly or through the Company, payments under any insurance policy or under indemnification on behalf of a third party, insofar as you are entitled to payments as stated for liability or an expense set forth in Section 7 of this Letter below.

The Company’s undertaking to indemnify you in advance as stated in Section 6.1of this Letter above, is conditional on you taking all of the reasonable measures to receive payments under an insurance policy or under an indemnification undertaking and insurance on behalf of an affiliated corporation for your service as an officer of this corporation, if you are entitled to such payments, and they can be claimed under the circumstances.

For the avoidance of doubt, it will be clarified that the Company’s undertaking to indemnify you will only apply regarding the balance of your liability after exhausting your rights for insurance and indemnification in an affiliated corporation for your service in an affiliated corporation and after the exhaustion of your rights to officer’s insurance of the Company.

6.3.	In the case in which your incurred a deducible in order to receive payments under an insurance policy, the Company’s undertaking to indemnify you in advance as stated in Section 6.1 of this Letter above will also apply regarding the deductible amount that is charged under the insurance policy.

6.4.	The Company’s undertaking to indemnify you in advance as stated in Section 6.1 of this Letter does not grant a right or benefit to a related corporation and/or any third party, including any insurer, and it is not assignable and no insurer will have any right to demand the participation of the Company in a payment that it owes to the insurer under an insurance agreement made therewith.

7.	Liabilities or expenses to which the indemnification in advance applies

The Company’s undertaking to indemnify you in advance, as stated in Section 6 above, will apply due to a liability or expense that is applied to you or that you incurred, as follows:

7.1.	Financial liability imposed on your in favor of a different person in a judgment, including a judgment given in a settlement or an arbitrator decision that is approved by a court, following actions that you performed by virtue of your position as an officer, which are directly or indirectly related to one or more of the events set forth in the Addendum to this Letter (the “Addendum”) that, in the opinion of the Company’s board of directors, are anticipated in light of the actual activity of the Company upon the provision of the undertaking for indemnification in advance, provided that the maximum indemnification amount will not exceed the sum or criteria set forth in Section 8.1 below, which the Company’s board of directors has determined to be reasonable under the circumstances;

7.2.	Reasonable litigation expenses, including attorneys’ fees, paid following an investigation or proceeding conducted against you by an agency authorized to conduct such investigation or proceeding, and which was concluded without the filing of an indictment against you and without there having been a financial obligation imposed against you in lieu of a criminal proceeding, or which was concluded without the filing of an indictment against you but with the imposition of a financial obligation in lieu of a criminal proceeding for an offense that does not require proof of criminal intent, provided that the maximum indemnification amount will not exceed the amount or criteria set forth in Section 8.1 below that the Company’s board of directors has determined to be reasonable under the circumstances;

7.3.	Reasonable litigation expenses, including attorneys’ fees, incurred by you or that you are charged by a court in a proceeding filed against you by the Company or in its name or by another person, or in a criminal charge of which you are acquitted or a criminal charge in which you are convicted of an offense that does not require proof of mens rea, provided that the maximum indemnification amount does not exceed the amount or criteria set forth in Section 8.1 below that the Company’s board of directors has determined to be reasonable under the circumstances of the matter.

8.	Amount of the indemnification in advance

8.1.	The amounts that the Company will pay to all of the officers, in the aggregate, in each calendar year, based on every Letters of Exemption and Indemnification issued and/or that will be issued to them by the Company for financial liabilities and reasonable litigation expenses as set forth in Sections 7.1 – 7.3 above, will not exceed 25% (twenty five percent) of the consolidated equity of the Company as will be based on the latest consolidated annual financial statements of the Company, which existed as of the actual payment date of the indemnification (the “Maximum Indemnification Amount”). It will be clarified that the Company’s board of directors has determined that the Maximum Indemnification Amount, as defined in this Letter above, is reasonable under the circumstances.

8.2.	In the event that the total amounts that the Company is required to pay on any date, in addition to the total amounts that the Company paid by the same date, for financial liabilities and reasonable litigation expenses as set forth in Sections 7.1 – 7.3 above, according to all of the Letters of Exemption and Indemnity issued and/or that will be issued for all of the officers in the aggregate, exceeds the Maximum Indemnification Amount, the Maximum Indemnification Amount or its balance, as applicable, will be divided between the officers entitled to amounts as stated for demands submitted to the Company in accordance with the Letters of Indemnification and that were not paid to them before the same date, such that the amount that will be actually received by each of the aforesaid officers will be calculated based on the ratio between the amount owed to each of the officers and the amount owed to all of the aforesaid officers in the aggregate, on the same date for the same demands. Should it become apparent at a later date that amounts have been cleared that the Company is required to pay, either due to the provisions of Section 10 below or due to the clearance of claims against officers without the need to pay all of the amounts requested by the officer or part thereof for them, the balance of the indemnification amount will be increased in the amount of the cleared sums, and all of the officers that received only their proportionate share as stated above will be entitled to their proportionate share, pro rata, of the cleared amounts.

In order to clarify the manner of calculation set forth in this Section 8.2, the following example is presented: Let us assume that damages are ordered against an officer in the amount of 100. These damages are indemnifiable, and therefore, the officer requests indemnification from the Company for the same damages. Let us further assume that the Maximum Indemnification Amount is 25% of the Company’s consolidated equity, which according to the Company’s latest consolidated annual financial statements, which were prepared before the actual indemnification payment, was 1,000. Therefore, the Maximum Indemnification Amount, as of the payment date of the indemnification in the amount of 100 to Officer A, is 250. Therefore, after payment of indemnification in the amount of 100 to Officer A, and until the preparation of the new consolidated annual financial statements, the indemnification balance amounts to 150. On a later date, and before new consolidated annual reports are prepared, officers B, C, and D were sued, and request indemnification from the Company in amounts of 100, 200, and 300, respectively. In such a case, since the indemnification amount claimed on the later date (600) is higher than the indemnification amount on a later date (150), the balance will be distributed proportionately between the officers in the following manner: Officer B will receive 150*100/600, Officer C will receive 150*200/600, and Officer D will receive 150*300/600. In the event that after the aforesaid payment, and before the new consolidated financial statements are prepared for the Company, it becomes apparent that Officer A was not entitled to indemnification, an amount of 100 will be available and will be returned to the general indemnification fund. The cleared amount (100) will be divided proportionately between Officers B, C, and D, such that B will be paid an additional sum of 100*100/600, C will be paid an additional amount of 100*200/600, and D will be paid an additional amount of 100*300/600.

8.3.	In any case, the indemnification amount paid to you by the Company, together with the amounts paid to you within an insurance policy and/or under an undertaking for indemnification of any third party, will not exceed the financial liability amount and/or expenses as stated in Section 7 above that you bore or are charged. In this regard the deductible amounts under an insurance policy, if any are determined, will be calculated as amounts that were not actually paid to you. In the event that the Company pays you or in your place amounts that you are entitled to receive under an insurance policy and/or under any third party indemnification undertaking, you will assign to the Company your rights to receive the amounts under the insurance policy or the third party indemnification undertaking, insofar as there is no impediment to the assignment of the same rights, and you will authorize the Company to collect these amounts in your name, if required for the fulfillment of the provisions of this section, and at the request of the Company, you will sign any document for the assignment of your rights and authorizing the Company for the aforesaid collection. In the event that you collected the amounts mentioned above, directly from an insurance company or any third party, the aforesaid amounts will be returned by you to the Company under the provisions of Section 10 below.

9.	Operation of indemnification in advance

In any case for which you may be seemingly entitled to indemnification under this Letter, you and the Company will act as follows:

9.1.	Subject to any law, you will notify the Company of any legal proceeding, investigation, or proceeding by a competent authority that is opened against you, and any concern or threat that such a proceeding or investigation will be initiated against you (in this Section 9: a “Proceeding”), at the appropriate speed after your learned of the same for the first time and no later than the end of three days after you first learned of the same and at a time that leaves you and the Company a reasonable amount of time to file a response in the same Proceeding, as required under law, and will transfer to the Company or any party instructed thereby, immediately, a copy of any document related to a proceed provided to you by the party initiating the proceeding (in this section; the “Duty to Provide and Deliver Documents”). Subject to any law, if the Company becomes aware of a Proceeding as stated, the Company will be subject, mutatis mutandis, to the Duty to Provide and Delivery Documents.

It is clarified that in the event that you violate the Notice Duty and the Duty to Provide Documents, the same will not release the Company from its undertakings under this Letter of Indemnity, unless your violation as stated materially harms the Company’s rights and/or ability to defend itself (in the case in which it is also party to the same Proceeding) and/or on your behalf against the Proceeding.

9.2.	The Company will be entitled to assume the handling of your legal defense in the framework of the same Proceeding and/or transfer the handling to an attorney with a reputation and experience in the relevant field, which the Company selects for this purpose, and which operate and subject to a duty of trust to the Company and to you. The Company may appoint an attorney as stated, provided that your prior written consent is given to the identity of the attorney. However, your consent will not be withheld other than for reasonable grounds, including due to circumstances in which, in your reasonable opinion, there is a concern of a conflict of interests between your defense and the defense of the Company or another officer. In the case of a concern of a conflict of interests as stated, you will be appointed a separate attorney who will be acceptable to you, in order to protect your personal interests, provided that this appointment is approved in advance and in writing, by the Company. Subject to the above and below, the Company and/or any attorney as stated will be entitled to act in the framework of the aforesaid handling in a proceeding at their sole discretion, with regular reporting to you and consulting with you from time to time.

The Company and/or attorney as stated may bring the same procedure to an end. However, the Company and/or attorney will not agree to reach a settlement as a result of which you will be convicted of a criminal offense or you will be required to pay amounts for which you will not be indemnified under this Letter of Indemnity and you will also not be paid within insurance purchased by the Company or within indemnification by a third party, other than with your prior written consent. The Company will not agree to resolve the dispute by way of mediation or arbitration until it has obtained your prior consent to the same in writing. However, this consent will not be withheld other than for reasonable grounds.

At the request of the Company, you will sign any document that will authorize the Company and/or any attorney as stated to handle, in your name, your defense in the framework of the same Proceeding and represent you in connection with the same, according to the above.

9.3.	You will cooperate with the Company and/or any attorney as stated and/or any insurer in any reasonable manner that is required from you by any of them in the framework of their handling in connection with the same Proceeding, including dedicating the full time required for handling the Proceeding, compliance with the provisions of the insurance policy, signing or providing requests, affidavits, powers of attorney and any other document, provided that the Company will ensure to obtain full coverage of all of the costs involved in the same such that you will not be required to pay for or finance them yourself, all subject to the contents of Sections 7 and 8 above.

9.4.	The Company will not be required to indemnify you for any amount that you are charged following a settlement arrangement, arbitration or mediation, or in the case in which you admit in a criminal charge to an offense that does not require proof of mens rea, unless the Company’s has provided its prior written consent to the settlement arrangement or to holding the same mediation proceeding, arbitration proceeding, or your admission in the indictment as stated, as the case may be. It is noted that the Company will not refrain from providing its consent as stated other than for reasonable grounds.

9.5.	Whether or not the Company exercises its right under Section 9.2 above, the Company will ensure full coverage of all of the litigation expenses set forth in Sections 7.2 and 7.3, including providing securities and/or guarantees that it will be required to provide under an interim decision of a court or arbitrator, including for the purpose or replacing attachments placed on your assets, and payment of these expenses such that you will not be required to pay them or finance them yourself, all subject to the contents of Sections 7 and 8 above.

Subject to Section 10.1 below, it is clarified that the amounts that will be paid by the Company as stated above will be recorded as an advance on account of the indemnification amount to which you will be entitled under this Letter of Indemnity.

9.6.	Upon your request to execute a payment in connection with any event based on this Letter of Indemnity, the Company will take all of the actions required under law for its payment, and will act to arrange any approval required in connection with the same, if any. In the event that any approval is required for a payment as stated above, and the same payment is not approved for any reason, the aforesaid payment or any part thereof that is not approved as stated will be subject to the approval of the court (if relevant), and the Company will act to obtain it immediately and will bear all of the expenses and payments required in order to obtain it as stated.

9.7.	At any time, you can contact the secretary of the Company and receive information regarding the balance of the Maximum Indemnification Amount, as of the date of your inquiry as stated, which has not yet been paid under the Letters of Indemnity, as defined in Section 8.2 above.

10.	Repayment of an amount paid under an advance indemnification undertaking

10.1.	Where the Company has paid you or in your place any amounts under this Letter of Indemnity, including amounts under Section 9.5 above, and it has later become clear that you are not entitled to indemnification from the Company for the same amounts, the same amounts will be considered to be a loan provided to you by the Company which will bear interest at the minimum rate set forth under Section 3(i) of the Income Tax Ordinance, or any other law that shall replace it, as it may be from time to time, and which is not a benefit for you that is subject to tax. In such a case, you will repay the loan when asked in writing by the Company to do so, and based on a payment arrangement that the Company will determine, with the approval of the Company’s competent bodies.

It is clarified that in the event that the Company has paid you or in your place litigation expenses, including attorney fees, following an examination or investigation held against you by a competent authority or for a criminal proceeding initiated against you, these amounts will be considered to be a loan provided to you by the Company, under the terms set forth in this section. If and when it becomes clear that the Company may, under law, indemnify you for the same amounts, the same amounts will become indemnification amounts that are paid to you by the Company under this Letter of Indemnity, you will not be required to return them to the Company, the interest for the same will be forgiven, and the Company will bear the tax payments applicable to you for the same, if any apply.

10.2.	It is clarified that amounts ordered for your benefit within a legal proceeding, settlement arrangement, mediation or arbitration, for liability or expense that had previously been paid to you or in your place by the Company under the Letter of Indemnity, will be returned by you to the Company immediately upon receipt thereof. In the event that amounts are decided in your favor and you have not yet received them, you will assign to the Company your rights to receive the same amounts and/or authorize the Company to collect these amounts in your name.

11.	De facto indemnification

Subject to the provisions of the articles of association of the Company and the resolutions of the Company’s competent organs, the provisions of this Document above will not derogate from the Company’s right to indemnify you retroactively.

12.	Acquisition of insurance policy

12.1.	Subject to finding an insurer that agrees to the same, the Company will purchase an insurance policy with a limitation of liability of at least the limitation of liability set forth in the insurance policy that will be in force on the conclusion date of the service of the director / officer in the Company, and for a period of seven years from the end date of the service of the director / officer of the Company.

12.2.	Subject to finding an insurer that agrees to the same, in the case of a transaction (as this term is defined in the director and officer liability insurance policies) or the appointment of a receiver for the Company, the Company will purchase a director and officer liability insurance policy that will be in force for a period of seven years as of the occurrence of the event as stated (runoff).

Fourth Chapter: General Provisions

13.	Qualification to Exemption and Indemnification

The Company does not exempt you in advance and will not indemnify you for any of the following:

13.1.	A breach of a fiduciary duty, other than with regard to indemnification and provided that you acted in good faith and had a reasonable basis to believe that your action would not harm the interests of the Company;

13.2.	Breach of the duty of care committed deliberately or recklessly, unless committed in negligence only;

13.3.	An action with the intent to generate unlawful personal profit;

13.4.	A fine or sanction imposed on you.

14.	Application after the termination of a position

The Company’s undertakings under this Letter of Exemption and Indemnity will remain in your favor and/or for your heirs and/or substitute directors lawfully appointed by you, without limitation in time, even after the conclusion of your position as an officer of the Company, provided that the actions at the subject of this Letter of Exemption Indemnity were performed during the term of your position as an officer of the Company.

15.	Non-assignment

For the avoidance of doubt, it is clarified that this Letter is not assignable. Notwithstanding the above, in the case of your death (heaven forbid), this Letter will apply to you and to your estate.

16.	Letter for in favor of a third party

For the avoidance of doubt, it is clarified that this Letter will not be interpreted as providing a right or benefit to any third party, including any insurer.

17.	Termination, change, waiver and inaction

17.1.	This Letter of Exemption and Indemnity will not detract from or impair the future decisions of the Company to provide an exemption in advance and/or indemnification in advance or retroactively in any matter subject to any law, and will not require the Company to provide you with additional exemption and/or indemnification beyond the contents of this Letter of Exemption and Indemnity.

17.2.	The Company may, at its sole discretion and at any time, terminate its exemption and/or indemnification undertaking under this Letter, or reduce the Maximum Indemnification Amount hereunder, or limit the events to which the indemnification applies, whether regarding all of the officers or part thereof, in the event that the termination or amendment as stated relates to events that occur after the date or the amendment - provided that you are given prior notice of this intention in writing at least 30 days prior to the date on which its decision comes into force. For the avoidance of doubt, it is hereby clarified that any resolution as stated that can impair or terminate the terms of this Letter will not apply retroactively, and this Letter prior to its change or termination, as applicable, will continue to apply and be valid for all intents and purposes regarding any event that occurs prior to the change or termination, even if the proceeding for the same is initiated against the officer after the change or termination of this Letter. In any case, this Letter of Indemnity cannot be changed unless signed by the Company and by you.

17.3.	If in the future, the relevant law changes in a way that allows the Company to expand the scope of the exemption that it may provide to an officer from its liability due to a violation of the duty of care and/or that allows the Company to expand its undertaking to indemnify an officer, this change to the law will be considered to apply to you as well, and this Letter of Exemption and Indemnity will be considered to be amended to include the aforesaid change.

17.4.	A delay, lateness, extension or inaction on your part or on the part of the Company from exercising or enforcing any of the rights under this Letter will not be considered to be a waiver or impediment on your part or on the part of the Company from exercising rights in the future under this Letter and under any law, and will not prevent you or the Company from taking all of the legal and other measures required in order to exercise rights as stated.

18.	Applicable Law and Jurisdiction

The Israeli law will apply exclusively to this Letter and to any dispute that arises in connection with this Letter. The exclusive jurisdiction in all matters relating to and arising from this Letter, including its validity, breach and interpretation shall be granted to the competent courts in the Tel Aviv District only.

19.	Entry into force and previous exemption and indemnification letters

19.1.	This Letter of Exemption and Indemnity will enter into force upon your signature on a copy thereof in the place designated for the same and by providing the signed copy to the Company. Upon its entry into force, this Letter of Exemption and Indemnity cancels any earlier exemption and/or indemnification undertaking, if any were offered and provided to you by the Company. Without derogating from the generality of the above, if this Letter of Exemption and Indemnity is declared or found to be void by the competent courts, any earlier indemnification and/or exemption undertaking before this Letter of Exemption and Indemnity came into force, and which this Letter should replace, will remain in full force.

19.2.	This Letter of Exemption and Indemnity shall not detract from any other exemption or indemnification provided to you by a third party and/or to which you are entitled from any other source under law.

20.	Addresses and Notices

The addresses of the parties are as set forth below:

	Address	Email
IceCure Medical Ltd.	7 Ha’eshel Street, Caesaria Industrial Part; or the registered address of the Company that appears in the register of the Israeli Registrar of Companies, at the time of sending a notice or under or in connection with this Letter.	info@icecure-medical.com
___Full Name__	_______________________________	_________________@____

Any notice that is sent by one party to the other under or in connection with this Letter will be sent by registered mail and email, or delivered by courier. Notice that must be provided to the Company must be provided, as stated, to two addresses. Notice provided by courier shall be considered as having arrived at the recipient on the date of the actual delivery, provided that it is a business day, and if it is not a business day, on the first business day thereafter. Notice sent by registered mail will be considered to have arrived at the recipient within three (3) business days from being sent, and notice sent by email will be considered to be notice that is received by the recipient on the date on which the notice is sent, subject to the receipt of electronic confirmation of delivery.

In witness whereof, the Company affixes its signature, through its authorized signatories, who are duly authorized.

IceCure Medical Ltd.

By way of: Eyal Shamir Position: CEO Date: __________	By: Ronen Tsimerman Position: CFO Date: _________
Signature: ___________________	Signature: ___________________

I have carefully read this Letter of Exemption and Indemnity, understood its contents fully, and I confirm receipt of this Letter of Exemption and Indemnity and confirm my consent to all of its terms. I am aware that regarding this Letter of Exemption and Indemnity, the legal counsel of the Company does not represent me, and I cannot relay thereon.

Full Name Date: _______________
Signature: ___________________

Addendum

1.	For the avoidance of doubt, all of the definitions, terms and expressions in this Addendum will have the meanings provided to them in the Letter of Exemption and Indemnity to which this Addendum is attached, unless expressly stated otherwise.

2.	Subject to the provisions of any law, you will be entitled to indemnification or a liability or expense imposed on you for the benefit of another person under a judgment, including a judgment provided in a settlement or arbitrator ruling approved by a court, following an action performed by virtue of your position as an officer of the Company and/or a derivative of such an action, regarding the following events that are anticipated by the Company’s board of directors in light of the actual activity of the Company when providing the indemnification undertaking:

2.1.	The issue of securities and/or the listing of the securities for trade on a stock exchange in Israel or overseas, including but without derogating from the generality of the above, the offer of securities to the public under a prospectus, a private placement, a sale offer, the issue of bonus shares or the offer of securities in any other manner.

2.2.	An event arising from the Company being a public company or arising from the fact that its shares were offered to the public or arising from the fact that the shares of the Company are traded on a stock exchange in Israel or outside of Israel.

2.3.	A transaction, as defined in Section 1 of the Companies Law, including negotiations for the engagement in a transaction or action, a transfer, sale, lease, purchase or pledge of assets or undertakings (including securities) or providing or receiving a right in any of the same, the receipt of credit and provision of securities, and any action involved directly or indirectly in the transaction as stated, including the transfer of information and documents.

2.4.	Decisions and/or actions related to the approval of transactions with interested parties, as the same transactions are defined in the Fifth Chapter of the Sixth Part of the Companies Law.

2.5.	Reporting or notice submitted under the companies laws, securities laws, communications laws, tax laws, antitrust laws, labor laws, or any other law that requires the Company to provide report or notice, including under rules or instructions practiced in the Stock Exchange in Israel or outside of it, or under a law of a different country that regulates similar matters and/or refrains from filing reporting or notice as stated.

2.6.	Adoption of findings of an external opinion for the issue of an immediate report, prospectus, financial statements or any other disclosure document.

2.7.	A discussion of an passing resolutions and providing reporting and disclosure in reports of the Company, including the provision of an assessment regarding the effectiveness of the internal control and additional matters included in the board of director’s report of the Company, and providing declarations and comments to the financial statements.

2.8.	The preparation, formation, approval of and signing on financial statements, including passing resolutions regarding the operation of accounting rules and restatement in the financial statements.

2.9.	The adoption of financial reporting based on the International Financial Reporting Standards (IFRS), the generally accepted accounting principles in the United States (the US GAAP) or any financial reporting standards practiced by the Company or its subsidiaries, and any action involved in the same.

2.10.	Events related to the execution of investments by the Company in any corporations.

2.11.	A decision regarding a distribution, as defined in the Companies Law, including a distribution with the approval of a court.

2.12.	A restructuring of the Company, change of ownership of the Company, the reorganization of the Company, its liquidation, sale of its assets or transaction (all or part), or any decision regarding the same, including but without detracting from the generality of the above, a merger, split, change in capital of the Company, the establishment of subsidiaries, their liquidation or sale, allocation or distribution.

2.13.	The formation, modification or amendment of arrangements between the Company and the shareholders and/or bondholders and/or banks and/or creditors of the Company and/or related corporations, including the formation or amendment of trust deeds, bonds, and outline and arrangement documents generally.

2.14.	Actions related to the issue of licenses, permits or approvals, including approvals and/or exemptions regarding antitrust matters.

2.15.	Participation in and formation of tenders.

2.16.	An expression or statement, including the presentation of a position or opinion, a voting and/or abstention from a vote, performed in good faith by you as officer during your position and by virtue of your position, including in the framework of negotiations and engagements with suppliers or customers, including within meetings of the management, board of directors, or any of its committees.

2.17.	An action in violation of the Company’s Articles of Association or memorandum.

2.18.	An action or decision in connection with an employment relationship, including negotiations, engagements and the implementation of personal or collective employment agreements, benefits to employees, including the allotment of securities to employees.

2.19.	An action or decision related to work safety and hygiene and/or work conditions.

2.20.	Negotiations, engagement and operation of insurance policies.

2.21.	The formation of work plans, including pricing, marketing, distribution, instructions to employees, customers and suppliers, and collaborations with competitors.

2.22.	Decisions and/or actions related to environmental protection and public health, including hazardous substances, related, inter alia, to pollution, protecting health, production processes, distribution, use, handling, storage and transport of certain materials or products, including for bodily damage, property damage, and environmental damage.

2.23.	Decisions and/or actions relating to the Protection of Privacy Law, 5741-1981, and/or orders and/or regulations thereunder.

2.24.	Actions related to the intellectual property of the Company and protecting the same, including the registration or enforcement of intellectual property rights and defense in claims in connection with the same.

2.25.	A violation of intellectual property rights of a third party, including but not limited to patents, models, design rights, trademarks, copyrights, and so on.

2.26.	Negotiations, the formation and execution of contracts of any type and kind with suppliers, distributors, agents, concessionaires, marketers, importers, exporters, customers and so on of products or services marketed and/or sold and/or supplied by the Company or used by it;

2.27.	Negotiations, the formation and execution of agreements with manpower contractors, service contractors, construction contractors, renovation contractors, and so on.

2.28.	Reporting, notice and submission of an application to the State authorities and other authorities.

2.29.	Investigations of State authorities.

2.30.	The management of the bank accounts in which the Company in banks and the execution of actions in the above Bank accounts, including with respect to the foreign currency transactions (including deposits in foreign currency), securities (including a repurchase transaction in securities and the lending and borrowing of securities), charge cards, bank guarantees, letters of credit, investment consulting agreements, including with portfolio managers, hedging transactions, options, futures, derivatives, swap transactions, and so on.

2.31.	The exercise of a personal guarantee provided by the officer to the Company, as a guarantee for the undertakings and/or declarations of the Company.

2.32.	Failure to conduct full and/or proper due diligence procedures in the Company’s investments, which resulted in the loss of the investments in full or in part and/or to the detriment of the Company’s business and/or breach of liability to a third party.

2.33.	Events and actions in connection with investments made by the Company in various corporations, before or after the performance of the investment, including for the engagement in a transaction, its execution, development, monitoring and control of the same.

2.34.	Financial liability applied to an officer for actions in which he was involved on behalf of the Company, or with the various state institutions.

2.35.	Financial liability imposed on an officer for an action by third parties against the officer due to misleading or incomplete disclosure, written or verbal, to existing and/or potential investors of the Company, including in the case of a merger of the Company with a different company.

2.36.	Coverage of a deductible in the case of the operation of officer liability insurance.

2.37.	The violation of the provisions of any agreement to which the Company is party.

2.38.	An action related to tax liability of the Company and/or a subsidiary and/or shareholders of any of them.

2.39.	Each of the events listed above, in connection with the tenure of an officer in the Company by virtue of his position as an officer and/or as an employee and/or as an observer at meetings of competent organs of a related corporation.

2.40.	Actions and omissions that are not covered within a product liability insurance policy or clinical trial insurance policy.

2.41.	Actions or omissions in relation to bodily or property damage attributed to the Company and/or officer acting on its behalf.

2.42.	Actions or omissions arising from the failure to engage in adequate insurance and/or inadequate safety measures and/or negligence in risk management.

2.43.	Any claim or demand in connection with the distribution of dividend to the Company’s shareholders.

2.44.	Any transaction or arrangement, including a transfer, sale, or purchase or lease of assets or liabilities, including but without detracting from the generality of the above, goods, real estate, securities, or rights, or the provision or receipt of a right in any of them.

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